EXHIBIT 99.1

Carter’s, Inc. Announces Leadership Transition

Reaffirms FY 2024 Financial Outlook

ATLANTA, January 7, 2025 – Carter’s, Inc. (NYSE: CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today announced that Michael D. Casey will retire as Chairman and Chief Executive Officer after over 15 years in the role and a more than 30-year career with the Company.

Richard F. Westenberger has been appointed interim Chief Executive Officer, in addition to his responsibilities as Senior Executive Vice President, Chief Financial Officer & Chief Operating Officer. He joined the Company in 2009 as Executive Vice President & Chief Financial Officer, and was appointed Senior Executive Vice President, Chief Financial Officer & Chief Operating Officer in March 2024.

William J. Montgoris, Lead Independent Director, has been appointed Non-Executive Chairman of the Board of Directors.

Mr. Casey’s retirement, and the appointments of Mr. Westenberger and Mr. Montgoris, are effective immediately.

Mr. Casey will serve in an advisory capacity until February 28, 2025 to help support the leadership transition. The Board has initiated a comprehensive search process to identify a new CEO and has retained Egon Zehnder to assist. The search is focused exclusively on external candidates.

“On behalf of the Board, I want to express our deepest gratitude to Mike for his dedication, leadership, and numerous contributions over his three decades at the Company,” said Mr. Montgoris. “During his tenure, the Company has strengthened its position as the market leader in young children’s apparel and has grown significantly through the creation of new brands and new channels of distribution including retail stores, eCommerce, and our international businesses. We look forward to identifying our next CEO who can build on this strong foundation and deliver a new chapter of growth and value creation for Carter’s.”

Mr. Casey commented, “It has been the honor of my career to lead Carter’s alongside our talented and dedicated team. Together, we have built the strongest and most trusted brands in young children’s apparel, grown our unique multi-channel business model, and strengthened our marketing and operational capabilities. As we enter a new year, I believe it is the right time for me to retire and for the Company to identify its next leader. Carter’s is in good hands and well-positioned to strengthen its leadership of the young children’s apparel market in the years ahead.”

Company Reaffirms Previously Disclosed Financial Outlook

Subject to completion of its customary year-end financial processes and external audit, the Company reaffirms its outlook for fiscal year 2024, on an adjusted basis, as previously disclosed on October 25, 2024. The Company expects to provide fourth quarter and fiscal year 2024 results in February.

About Carter’s, Inc.

Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of young children’s apparel to the largest retailers in North America. Its brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Forward-Looking Statements

Statements in this press release that are not historical fact and use predictive words such as “estimates,” “outlook,” “guidance,” “expect,” “believe,” “intend,” “designed,” “target,” “plans,” “may,” “will,” “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part 1, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to Mr. Casey’s retirement; risks related to our ability to identify and retain an external CEO candidate; risks related to the 2024 U.S. presidential election; risks related to public health crises; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have had, and could continue to have, an affect on freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine, Israel, and the Red Sea region, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a potential shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the marketplace; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses;

changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates; risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores; and consummation of the early payout, and potential termination, of the pension plan, including the ultimate amount of any related charges. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:

Sean McHugh

Vice President & Treasurer

(678) 791-7615

sean.mchugh@carters.com

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